Exhibit 10.29

AMNET MORTGAGE, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective January 1, 2003

TABLE OF CONTENTS

ARTICLE I DEFINITIONS
1.1	“Account(s)”
1.2	“Benchmark Fund”
1.3	“Beneficiary”
1.4	“Benefit(s)”
1.5	“Board of Directors” or “Board”
1.6	“Change in Control”
1.7	“Code”
1.8	“Committee”
1.9	“Company”
1.10	“Compensation”
1.11	“Disability”
1.12	“Discretionary Company Credit”
1.13	“Distribution Date”
1.14	“Effective Date”
1.15	“Election”
1.16	“Eligible Individual”
1.17	“Employer”
1.18	“In-Service Distribution Date”
1.19	“Interest”
1.20	“Interest Rate”
1.21	“Ownership Change Event”
1.22	“Participant”
1.23	“Plan”
1.24	“Plan Year”
1.25	“Service”
1.26	“Trust”
1.27	“Trust Agreement”
1.28	“Trustee”
1.29	“Year of Service”

ARTICLE II ELIGIBILITY
2.1	Eligibility.
2.2	Commencement of Participation.
2.3	Cessation of Participation.
2.4	Cessation of Eligibility.

ARTICLE III DEFERRALS AND CONTRIBUTIONS
3.1	Discretionary Company Credits.
3.2	Calculation of Discretionary Company Credits.
3.3	No Withdrawal.

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ARTICLE IV VESTING
4.1	Vesting of Participants’ Accounts.
4.2	Vesting Upon Plan Termination.

ARTICLE V ACCOUNTS
5.1	Accounts.
5.2	Interest Credited to Accounts at Least Monthly.
5.3	Determination of Interest Rate.

ARTICLE VI BENEFIT DISTRIBUTIONS AND ACCOUNT WITHDRAWALS
6.1	Benefit Amount.
6.2	Timing of Distributions.
6.3	Distribution Upon Participant Termination of Service.
6.4	Method of Distribution.
	6.4.1	Distribution Methods.
	6.4.2	Installment Amounts.
	6.4.3	Minimum Account Balance Necessary for Installments.
6.5	Election of In-Service Distribution Date.
	6.5.1	Initial Election.
	6.5.2	Revocation or Amendment of Election.
	6.5.3	Termination Before the Planned Distribution Date.
	6.5.4	Termination After Commencement of Installment In-Service Distributions.
	6.5.5	Absence of In-Service Distribution Election.
6.6	Distribution Upon Death of Participant.
6.7	Distribution Upon Disability of Participant.
6.8	Distribution Following Plan Termination.
6.9	Financial Hardship Withdrawal.
6.10	Limitation on Distributions to Covered Employees.
6.11	Tax Withholding.

ARTICLE VII BENEFICIARIES
7.1	Designation of Beneficiary.
7.2	No Designated Beneficiary.

ARTICLE VIII TRUST OBLIGATION TO PAY BENEFITS
8.1	Deferrals Transferred to the Trust.
8.2	Source of Benefit Payments.
8.3	Investment Discretion.
8.4	No Secured Interest.

ARTICLE IX PLAN ADMINISTRATION, AMENDMENT AND TERMINATION
9.1	Committee Powers and Responsibilities.

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9.2	Decisions of the Committee.
9.3	Indemnification.
9.4	Claims Procedure.
9.5	Plan Amendment.
9.6	Plan Termination.

ARTICLE X MISCELLANEOUS
10.1	No Assignment.
10.2	No Secured Interest.
10.3	Successors.
10.4	No Employment Agreement.
10.5	Attorneys’ Fees.
10.6	Governing Law.
10.7	Entire Agreement.
10.8	Severability

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AMNET MORTGAGE, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective January 1, 2003

The AMNET MORTGAGE, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (the “Plan”) is adopted effective January 1, 2003, by AMNET MORTGAGE, INC., a Maryland corporation (the “Company”), primarily for the purpose of providing additional retirement income for a select group of management or highly compensated employees of the Company.  This Plan is intended to be an unfunded, nonqualified deferred compensation plan.  Plan participants shall have the status of unsecured creditors of the Company with respect to the payment of Plan benefits.

ARTICLE I

DEFINITIONS

Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following definitions shall govern the Plan:

1.1                                 “Account(s)” means the book entry account(s) established under the Plan for each Participant to which are credited the Participant’s Discretionary Company Credits and the Interest with respect thereto.  Account balances shall be reduced by any distributions made to the Participant or the Participant’s Beneficiary(ies) therefrom and any charges that may be imposed on such Account(s) pursuant to the terms of the Plan.  Separate Subaccounts may be established to which shall be credited a Participant’s Discretionary Company Credits, which may be made for any Plan Year, if any, and the Interest with respect thereto.  Where Subaccounts have been established, Account shall refer to all of the Participants’ Subaccounts, collectively, as the context may require.

1.2                                 “Benchmark Fund” shall mean one or more of the mutual funds or contracts selected by the Committee pursuant to Article V.

1.3                                 “Beneficiary” means one, some, or all (as the context shall require) of those persons, trusts or other entities designated by a Participant to receive the undistributed value of his or her Account following the Participant’s death.

1.4                                 “Benefit(s)” means the total vested amount credited to a Participant’s Account or Subaccount.

1.5                                 “Board of Directors” or “Board” means the Board of Directors of the Company.

1.6                                 “Change in Control” shall mean an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of an Ownership Change Event described in Section 1.21(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be.  For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities.  The Board shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

1.7                                 “Code” means the Internal Revenue Code of 1986, as amended.

1.8                                 “Committee” means the Supplemental Executive Retirement Plan Committee composed of such individuals as may be appointed by the Board which shall function as the Plan Administrator.

1.9                                 “Company” means AmNet Mortgage, Inc., a Maryland corporation, and any successor organization thereto.

1.10                           “Compensation” means a Participant’s base salary and annual bonus awarded under any Company annual bonus plan, and shall include amounts deferred under the Company’s 401(k) plan, Section 125 cafeteria plan, or any other voluntary deferred compensation plan.

1.11                           “Disability” means the inability of the Participant, in the opinion of a qualified physician acceptable to the Committee, to perform the major duties of the Participant’s position with the Company because of the illness or injury of the Participant.  If the Company adopts a long-term disability plan, then the definition of “Disability” will be redefined to be consistent with such long-term disability plan in effect at the time of the disability.

1.12                           “Discretionary Company Credit” means the amount, if any, of Company credits awarded to a Participant pursuant to Article III.

1.13                           “Distribution Date” means the date on which distribution of a Participant’s Benefits is made or commenced pursuant to Article VI.

1.14                           “Effective Date” means the date on which the Plan shall be first effective, which is January 1, 2003.

1.15                           “Election” means the form on which a Participant (i) elects a Distribution Date, and (ii) elects the method by which his or her Benefits will be distributed.  The Election shall be in such form as may be prescribed by the Committee.

1.16                           “Eligible Individual” means an employee of the Employer who is a member of the select group of management and highly compensated employees as more particularly described in Article II and who has been designated by the Committee, in its sole discretion, as eligible to participate in the Plan.

1.17                           “Employer” means the Company or a subsidiary thereof that has adopted this Plan.

1.18                           “In-Service Distribution Date”  means the date on which distribution of a Participant’s Account is made or commenced pursuant to Section 6.4.

1.19                           “Interest” means the investment return or loss determined in accordance with Article V which shall be credited to the Participants’ Accounts.

1.20                           “Interest Rate” shall have the meaning as set forth in Section 5.3.

1.21                           “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company:  (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company); or (iv) a liquidation or dissolution of the Company.

1.22                           “Participant” means an Eligible Individual for whom Discretionary Company Credits are made, regardless of whether such Eligible Individual has executed and submitted an Election.

1.23                           “Plan” means the AmNet Mortgage, Inc. Supplemental Executive Retirement Plan, effective January 1, 2003, as it may be amended from time to time.

1.24                           “Plan Year” means the 12-month period beginning on each January 1 and ending on the following December 31.

1.25                           “Service” means the Participant’s employment or service with the Employer on a substantially full-time basis, whether in the capacity of an employee or a director.  A Participant’s Service shall include periods of employment or service with any Employer regardless of whether such Employer has adopted this Plan.  A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity under which the Participant renders Service to the Company, provided there is no interruption or termination of Participant’s Service.  A Participant’s Service shall terminate upon an actual termination of Service, whether by death, Disability, or otherwise.  Subject to the foregoing, the Committee, in its discretion, shall determine whether Participant’s Service has terminated and the effect of such termination.

1.26                           “Trust” means the legal entity, if any, created by a Trust Agreement.  The Company is under no obligation to fund the obligation to provide Benefits under the Plan through the establishment of a Trust, and it is anticipated that the Company will not, at least initially, establish a Trust under the Plan.  However, the Company may, in its sole and absolute discretion, determine at any time that a Trust shall be established.

1.27                           “Trust Agreement” means the trust agreement, if any, entered into between the Company and any Trustee.

1.28                           “Trustee” means the Trustee, if any, named in the Trust Agreement and any duly appointed successor or successors thereto.

1.29                           “Year of Service” means 12 consecutive months of Service.

ARTICLE II

ELIGIBILITY

2.1                                 Eligibility.  Eligibility for participation in the Plan shall be limited to a select group of management or highly compensated employees of the Employer, who are designated by the Committee, in its sole discretion, as eligible to participate in the Plan.  Eligible Individuals shall be notified as to their eligibility to participate in the Plan.

2.2                                 Commencement of Participation.  An Eligible Individual shall commence participation in the Plan when a Discretionary Company Credit is made to the Account of such Eligible Individual pursuant to the provisions of Section 3.

2.3                                 Cessation of Participation.  Active participation in the Plan shall end when a Participant’s Service terminates for any reason or at such time as a Participant is notified by the Committee, pursuant to Section 2.4, below, that he or she is no longer eligible to participate in the Plan.  Upon termination of Service or eligibility, a Participant shall remain an inactive Participant in the Plan until all of the vested Benefits to which he or she is entitled under this Plan have been paid in full.

2.4                                 Cessation of Eligibility.  The Committee may at any time, in its sole discretion, notify any Participant that he or she is not eligible to participate in the Plan, or is not eligible for Discretionary Company Credits in any Plan Year.

ARTICLE III

CONTRIBUTIONS

3.1                                 Discretionary Company Credits.  A Participant’s Subaccount shall be credited with Discretionary Company Credits, in such amounts and at such times as the Company may, in its sole discretion, determine and communicate to the Participant.  The Company shall have the right, but not the obligation, to provide a prorated Discretionary Company Credit in the year of (i) a Change in Control or (ii) any Participant’s death or Disability, in such amount as the Board may deem appropriate to reflect the prorated year in which (i) the Change in Control occurs or (ii) the Participant’s death or Disability occurred.

3.2                                 Calculation of Discretionary Company Credits.  The Company shall establish, in its sole and absolute discretion, the performance criteria and/or formula for determining any Participant’s Discretionary Company Credits.  Such contributions shall be based upon the profitability of the Company, the performance of the Participant, the Compensation paid to the Participant, the Company’s earnings per share, in tandem with any other Company annual incentive plan, or such other factors as the Company shall consider appropriate.  The Company shall be under no obligation to continue to make Discretionary Company Credits and may discontinue or change the amount or method of calculating the amount of such Discretionary Company Credits at any time.

3.3                                 No Withdrawal.  Except as otherwise provided in Article XI, amounts credited to a Participant’s Account may not be withdrawn by a Participant and shall be paid only in accordance with the provisions of this Plan.

ARTICLE IV

VESTING

4.1                                 Vesting of Participants’ Accounts.

4.1.1                        A Participant shall vest in Discretionary Company Credits, if any, and the Interest credited thereon in accordance with the schedule specified by the Company, in its sole discretion, at the time of any Discretionary Company Credits are awarded.  Unless otherwise determined by the Company at the time any Discretionary Company Credit is made, the amounts credited to a Participant’s Discretionary Company Credit Subaccount shall be 100% vested upon the earliest of:

4.1.1.1               the Participant’s completion of five (5) Years of Service;

4.1.1.2               the Participant’s death;

4.1.1.3               the Participant’s Disability;

4.1.1.4               as of the date ten (10) days prior to the date of the Change in Control; or

4.1.1.5               the Participant’s involuntary termination by the Company for any reason other than Cause.

4.1.1.6               any other date, as determined solely in the discretion of the Board.

4.2                                 Vesting Upon Plan Termination.  Notwithstanding any other provision in the Plan to the contrary, a Participant’s Account shall be 100% vested upon the termination of the Plan.  However, the cessation of contributions under the Plan shall not be deemed a termination of the Plan unless otherwise determined by the Company in its sole and absolute discretion.

ARTICLE V

ACCOUNTS

5.1                                 Accounts.  Separate Subaccounts shall be established and maintained for each Participant.  Each Participant’s applicable Subaccounts shall be credited with the Participant’s Discretionary Company Credits, if any, made for such Participant.  Participants’ Accounts shall be credited (debited) with the applicable Interest, as set forth in this Article V.  Participants’ Accounts shall be reduced by distributions therefrom and any charges which may be imposed on the Accounts pursuant to the terms of the Plan.

5.2                                 Interest Credited to Accounts at Least Monthly.  Each Subaccount shall be credited (debited) monthly, or more frequently as the Committee may specify, in an amount equal to the Subaccount balance on the first day of the prior month multiplied by the Interest Rate applicable to such Subaccount.

5.3                                 Determination of Interest Rate.

5.3.1                        The Committee shall designate the particular funds or contracts which shall constitute the Benchmark Funds, and may, in its sole discretion, change or add to the Benchmark Funds; provided, however, that (i) the initial Benchmark Funds offered under the Plan shall only be those investment funds offered by the Company under the Company’s 401(k) plan, and (ii) the Committee shall notify Participants of any such change prior to the effective date thereof.

5.3.2                        Each Participant may select among the Benchmark Funds and specify the manner in which each of his or her Subaccounts shall be deemed to be invested, solely for purposes of determining the Participant’s Interest Rate.  The Committee shall establish and communicate the rules, procedures and deadlines for making and changing Benchmark Fund selections.  The Company shall have no obligation to acquire investments corresponding to the Participant’s Benchmark Fund selections.

5.3.3                        The Interest Rate is based on the asset unit value, net of administrative fees and investment management fees and other applicable fees or charges, of the Benchmark Fund(s) designated by the Board and other applicable fees or charges.  The Interest Rate may be negative if the applicable Benchmark Fund(s) sustain a loss.

ARTICLE VI

BENEFIT DISTRIBUTIONS AND ACCOUNT WITHDRAWALS

6.1                                 Benefit Amount.  The value of the Participant’s Benefit shall be equal to the vested value of the Participant’s Subaccount(s) on the last day of the calendar quarter prior to the Distribution Date, or such other date as the Committee may specify, adjusted for Discretionary Company Credits, and/or withdrawals which have been subsequently credited thereto or made therefrom prior to the Distribution Date.

6.2                                 Timing of Distributions.  Benefits shall be paid (or, payments shall commence) as soon as practicable after the earlier of:

6.2.1                        The first day of the month following the end of the quarter in which a Participant’s employment with the Employer terminates; or

6.2.2                        The day prior to the closing of a Change in Control; or

6.2.3                        The In-Service Distribution Date designated by the Participant; or

6.2.4                        The date Committee is notified that a Participant has died or after the Committee has determined that a Participant has incurred a Disability; or

6.2.5                        The first day of the month following the end of the quarter in which the Plan is terminated in accordance with Section 9.4.

6.3                                 Distribution Upon Participant Termination of Service.  Notwithstanding any other Election the Participant may have made, once the Participant’s Service has terminated, the Company shall distribute, in the form of a single lump sum payment, the Participant’s vested Account balance.

6.4                                 Method of In-Service Distribution.

6.4.1                        Distribution Methods.  If a Participant elects an In-Service Distribution, such Participant’s Benefits shall be paid in one of the following methods, as specified in his or her most recent effective Election:

6.4.1.1               A single lump sum payment;

6.4.1.2               In quarterly installment payments of substantially equal amounts over a period not exceeding five (5) years.

6.4.1.3               A Participant may amend his or her Election as to the method of distribution by filing an amended Election provided, however, no such amended Election shall be effective unless it is filed at least twelve (12) months prior to the date on which the distribution is made or commenced.

6.4.2                        Installment Amounts.  For purposes of this Section 6.4, installment distributions shall be paid in substantially equal quarterly payments under an installment methodology established by the Committee.

6.4.3                        Minimum Account Balance Necessary for Installments.  Notwithstanding anything to the contrary in Section 6.5, if a Participant’s Account balance is less than $25,000 at the time elected to begin installment distributions, the Participant’s Benefit will automatically be distributed in a single lump sum.

6.5                                 Election of In-Service Distribution Date.

6.5.1                        Initial Election.  Upon receipt of notice of a Discretionary Company Credit, a Participant may specify an In-Service Distribution Date for the Subaccount to which such Discretionary Company Credit is credited, subject to the following:

6.5.1.1               A Participant may elect an In-Service Distribution Date for all of the Benefits credited to such Subaccount.

6.5.1.2               The In-Service Distribution Date for any Subaccount must be at least two (2) years after the end of the Plan Year for which such Discretionary Company Credit to such Subaccount are made.

6.5.1.3               The In-Service Distribution Date must be a date when the Discretionary Company Credit is 100% vested.

6.5.2                        Revocation or Amendment of Election.  A Participant who has elected an In-Service Distribution Date may revoke and/or amend the In-Service Distribution Date Election by filing a revocation or an amended Election at least twelve (12) months in advance of the In-Service Distribution Date specified in the Election being revoked or amended.  The amended In-Service Distribution Date must be in a Plan Year after the In-Service Distribution Date specified in the prior Election.  If a Participant revokes an In-Service Distribution Date Election and does not provide another In-Service Distribution Date, the Participant shall be deemed to have elected to have the Benefit distributed at termination of employment.  An In-Service Distribution Date Election for any Deferral Subaccount may be amended only twice.

6.5.3                        Termination Before the Planned Distribution Date.  Notwithstanding any prior Election, if the Participant terminates employment with the Employer before his In-Service Distribution Date, distribution of the Participant’s Account shall be made or commenced as soon as administratively feasible after the first day of the month following the end of the quarter in which the employment termination occurs and in the form elected for distributions at termination of employment.

6.5.4                        Termination After Commencement of Installment In-Service Distributions.  Notwithstanding any prior Election, if the Participant terminates employment with the Employer while receiving installment In-Service Distributions, the remaining installments shall be immediately distributed in a single lump sum as soon as administratively feasible after the first day of the month following the end of the quarter in which the employment termination occurs.

6.5.5                        Absence of In-Service Distribution Election.  If a Participant does not elect an In-Service Distribution Date in his or her Initial Election, or if the Participant revokes an In-Service Distribution Date Election, the Participant will be deemed to have elected to have the Benefits credited to the relevant Subaccount distributed upon his or her termination of employment, and such a deemed election shall be irrevocable.

6.6                                 Distribution Upon Death of Participant. If a Participant dies before his or her Benefit payments have commenced, then such Participant’s Benefits shall be paid to his or her designated Beneficiary in a single lump sum cash distribution as soon as administratively feasible after the Committee is notified of the Participant’s death and receives evidence satisfactory to it thereof.  If a Participant dies after his or her Benefit distribution has commenced, his or her remaining Benefits shall be paid to the deceased Participant’s Beneficiary in a single lump sum cash distribution as soon as administratively feasible after the Committee is notified of the Participant’s death and receives evidence satisfactory to it thereof.

6.7                                 Distribution Upon Disability of Participant.  If a Participant suffers a Disability before his or her Benefit payments have commenced, then such Participant’s Benefits shall be paid in a single lump sum cash distribution as soon as administratively feasible after the Committee is notified of the Participant’s Disability and receives evidence satisfactory to it thereof.

6.8                                 Distribution Following Plan Termination.  All Benefits (including installments remaining on Benefits for which payment has commenced) shall be paid in a single lump sum cash distribution as soon as administratively feasible following termination of the Plan.

6.9                                 Financial Hardship Withdrawal. A Participant may withdraw up to one hundred percent (100%) of the vested Benefits credited to his or her Subaccount(s) as may be required to meet a sudden unforeseeable financial emergency of the Participant.  Such hardship distribution shall be subject to the following provisions:

6.9.1                        The hardship withdrawal must be necessary to satisfy the unforeseeable emergency and no more may be withdrawn than is required to relieve the financial need after taking into account other resources that are reasonably available to the Participant for this purpose.

6.9.2                        The Participant must certify that the financial need cannot be relieved:  (i) through reimbursement or compensation by insurance or otherwise; (ii) by reasonable liquidation of the Participant’s assets, to the extent such liquidation would not itself cause an immediate and heavy financial need; or (iii) by borrowing from commercial sources on reasonable commercial terms.

6.9.3                        An unforeseeable financial emergency is a severe financial hardship to Participant resulting from a sudden and unexpected illness or accident of Participant or of a dependent of Participant (as defined in section 152(a) of the Code), loss of Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Participant.  Neither the need to pay tuition expenses on behalf of the Participant or the Participant’s spouse or children nor the desire to purchase a home shall be considered an unforeseeable emergency.

6.9.4                        The Committee, in its sole discretion, shall determine if there is an unforeseeable financial emergency, if the Participant has other resources to satisfy such emergency and the amount of the hardship withdrawal that is required to alleviate the Participant’s financial hardship.

6.9.5                        Upon receiving a financial hardship withdrawal, the Participant’s Deferrals will be discontinued for the remainder of the Plan Year in which a financial hardship withdrawal occurs.  Such Participants will, however, be eligible for any Discretionary Company Credits which may be made to the Plan on their behalf.

6.10                           Limitation on Distributions to Covered Employees. Notwithstanding any other provision of this Article VI, in the event that the Participant is a “covered employee” as that term is defined in section 162(m)(3) of the Code, or would be a covered employee if Benefits were distributed solely in accordance with his or her Election or early withdrawal request, the Committee may determine, in its sole and absolute discretion, that the maximum amount which may be distributed from the Participant’s Account in any Plan Year shall not exceed one million dollars ($1,000,000) less the amount of compensation paid to the Participant in such Plan Year which is not “performance-based” (as defined in Code section 162(m)(4)(C)), which amount shall be reasonably determined by the Committee at the time of the proposed distribution.  Any amount which is not distributed to the Participant in a Plan Year as a result of this limitation shall be distributed to the Participant in the next Plan Year, subject to compliance with the foregoing limitations set forth in this Section 6.10.  This Section 6.10 shall not apply and not restrict any distribution to any Participant if such distributions are made on account of either the termination of the Plan or a Change in Control.

6.11                           Tax Withholding. Distribution and withdrawal payments under this Article VI shall be subject to all applicable withholding requirements for state and federal income taxes and to any other federal, state or local taxes that may be applicable to such payments.

ARTICLE VII

BENEFICIARIES

7.1                                 Designation of Beneficiary.  The Participant shall have the right to designate on such form as may be prescribed by the Committee, one or more Beneficiaries to receive any Benefits due under the Plan which may remain unpaid on the date of the Participant’s death.  The Participant shall have the right at any time to revoke such designation and to substitute one or more other Beneficiaries.

7.2                                 No Designated Beneficiary.  If, upon the death of the Participant, there is no valid Beneficiary designation, the Beneficiary shall be the Participant’s surviving spouse.  In the event there is no surviving spouse, then the Participant’s Beneficiary shall be the Participant’s estate.

ARTICLE VIII

OBLIGATION TO PAY BENEFITS

8.1                                 Contributions in Trust.  The Employer may, in its sole and absolute discretion, transfer Discretionary Company Credits, if any, made by or on behalf of a Participant to a Trustee to be held pursuant to the terms of a Trust Agreement.

8.2                                 Source of Benefit Payments.  All benefits payable to a Participant hereunder shall be paid by the Employer to the extent no assets have been transferred to a Trust, and by the Trustee, to the extent any assets are held in a Trust by the Trustee.

8.3                                 Investment Discretion.  The Benchmark Funds established pursuant to Section 5.3 shall be for the sole purpose of determining the Interest Rate to be used for determining the Interest credited to the Participant’s Account.  Neither a Trustee nor the Committee shall have any obligation to invest the Participants’ Account in accordance with his deemed investment directions or in any other investment.

8.4                                 No Secured Interest.  Except as otherwise provided by a Trust Agreement, the assets of any Trust or other account which may be established by the Company to reflect Plan Benefits, shall be subject to the claims of creditors of the Employer.  Except as provided in a Trust Agreement, the Participant (or the Participant’s Beneficiary) shall be a general unsecured creditor of the Employer with respect to the payment of Benefits under this Plan.

ARTICLE IX

PLAN ADMINISTRATION, AMENDMENT AND TERMINATION

9.1                                 Committee Powers and Responsibilities.  The Committee shall have complete control of the administration of the Plan herein set forth with all powers necessary to enable it properly to carry out its duties in that respect.  Not in limitation, but in amplification of the foregoing, the Committee shall have the power and authority to:

9.1.1                        Construe the Plan and any Trust Agreement to determine all questions that shall arise as to interpretations of the Plan’s provisions including determination of which individuals are Eligible Individuals and the determination of the amounts credited to a Participant’s Account, and the appropriate timing and method of Benefit payments;

9.1.2                        Establish reasonable rules and procedures which shall be applied in a uniform and nondiscriminatory manner with respect to Elections, the establishment of Accounts and Subaccounts, and all other discretionary provisions of the Plan;

9.1.3                        Establish the rules and procedures by which the Plan will operate that are consistent with the terms of the Plan documents;

9.1.4                        Establish the rules and procedures by which the Plan shall determine and pay installment distributions and in-service distributions;

9.1.5                        Compile and maintain all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan;

9.1.6                        Adopt amendments to the Plan document which are deemed necessary or desirable to facilitate administration of the Plan and/or to bring these documents into compliance with all applicable laws and regulations, provided that the Committee shall not have the authority to adopt any Plan amendment that will result in substantially increased costs to the Company unless such amendment is contingent upon ratification by the Board before becoming effective;

9.1.7                        Employ such persons or organizations to render service or perform services with respect to the administrative responsibilities of the Committee under the Plan as the Committee determines to be necessary and appropriate, including but not limited to attorneys, accountants, and benefit, financial and administrative consultants;

9.1.8                        Select, review and retain or change the Benchmark Funds which are used for determining the Interest Rate under the Plan;

9.1.9                        Direct the investment of the assets of any Trust;

9.1.10                  Review the performance of any Trustee with respect to such Trustee’s duties, responsibilities and obligations under the Plan and any Trust Agreement;

9.1.11                  Take such other action as may be necessary or appropriate to the management and investment of the Plan assets.

9.2                                 Decisions of the Committee.  Decisions of the Committee made in good faith upon any matter within the scope of its authority shall be final, conclusive and binding upon all persons, including Participants and their legal representatives or Beneficiaries.  Any discretion granted to the Committee shall be exercised in accordance with rules and policies established by the Committee.

9.3                                 Indemnification.  To the extent permitted by law, the Company shall indemnify each member of the Committee, and any other Employee or member of the Board with duties under the Plan, against losses and expenses (including any amount paid in settlement) reasonably incurred by such person in connection with any claims against such person by reason of such person’s conduct in the performance of duties under the Plan, except in relation to matters as to which such person has acted fraudulently or in bad faith in the performance of duties.  Notwithstanding the foregoing, the Company shall not indemnify any person for any expense incurred through any settlement or compromise of any action unless the Company consents in writing to the settlement or compromise.

9.4                                 Claims Procedure.  Benefits shall be provided from this Plan through procedures initiated by the Committee, and the Participant need not file a claim.  However, if a Participant or Beneficiary believes he or she is entitled to a Benefit different from the one received, then the Participant or Beneficiary may file a claim for the Benefit by writing a letter to the Committee.

9.4.1                        If any claim for Benefits under the Plan is wholly or partially denied, the claimant shall be given notice in writing of such denial within 90 days of the date the letter claiming benefits is received by the Committee.  If special circumstances require an extension of time, written notice of the extension shall be furnished to the claimant within the initial 90-day period.

9.4.2                        Notice of the denial shall set forth the following information: (a) the specific reason or reasons for the denial; (b) specific reference to pertinent Plan provisions on which denial is based; (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; (d) an explanation that a full review by the Committee of the decision denying the claim may be requested by the claimant or his or her authorized representative by filing with the company, within 60 days after such notice has been received, a written request for such review; and (e) if such request is so filed, the claimant or his or her authorized representative may review pertinent documents and submit issues and comments in writing within the same 60 day period specified in the preceding subparagraph.

9.4.3                        The decision of the Committee upon review shall be made promptly, and not later than 60 days after the Committee’s receipt of the request for review, unless special circumstances require an extension of time for processing, in which case the claimant shall be so notified and a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review.  If the claim is denied, wholly or in part, the claimant shall be promptly given a copy of the decision.  The decision shall be in writing and shall include specific reasons for the denial, specific references to the pertinent Plan provisions on which the denial is based and shall be written in a manner calculated to be understood by the claimant.  No further legal action may be initiated claiming benefits under this Plan until the claims procedure set forth in this Article IX is completed.

9.5                                 Plan Amendment.  This Plan may be amended by the Company at any time in its sole discretion.  Additionally, the Plan may be amended upon an action of the members of the Committee subject to the provisions in Section 9.1.  However, no amendment may be made that alters the nature of an Election or Benefit Distribution Election or which would reduce the amount credited to a Participant’s Account on the date of such amendment, unless such amendment is made pursuant to Section 10.8 of the Plan to comply with changes in applicable law.

9.6                                 Plan Termination.  The Company reserves the right to terminate the Plan in its entirety by an action of the Board at any time upon fifteen (15) days notice to the Participants.  The termination of the Plan shall automatically revoke all outstanding Benefit Distribution Elections and all elections to have Benefits paid in installments.  If the Plan is terminated, all benefits shall be paid as set forth in Section 6.8.  Any amounts remaining in a Trust after all benefits have been paid shall revert to the Company.

ARTICLE X

MISCELLANEOUS

10.1                           No Assignment.  The right of any Participant, any Beneficiary or any other person to the payment of any benefits under this Plan shall not be assigned, transferred, pledged or encumbered.

10.2                           No Secured Interest.  The obligation of the Company to Participants under this Plan shall not be funded or otherwise secured, and shall be paid out of the general assets of the Company.  Participants are general unsecured creditors of the Company with respect to the obligations hereunder and shall have no legal or equitable interest in the assets of the Company, including any assets as the Company may set aside or reserve against its obligations under this Plan.

10.3                           Successors.  This Plan shall be binding upon and inure to the benefit of the Employee, its successors and assigns and the Participant and his or her heirs, executors, administrators and legal representatives.

10.4                           No Employment Agreement.  Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ of the Employer as an employee.

10.5                           Attorneys’ Fees.  If the Employer, the Participant, any Beneficiary, any beneficiary under an insurance policy purchased pursuant to Section 6.12, and/or a successor in interest to any of the foregoing, brings legal action to enforce any of the provisions of this Plan, the prevailing party in such legal action shall be reimbursed by the other party, the prevailing party’s costs of such legal action including, without limitation, reasonable fees of attorneys, accountants and similar advisors and expert witnesses.

10.6                           Governing Law.  This Plan shall be construed in accordance with and governed by the laws of the State of California.

10.7                           Entire Agreement.  This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Participant and the Employer other than those as set forth or provided for herein.

10.8                           Severability.  If any provision of this Plan is held to be invalid, illegal or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other provision of this Plan, and the Plan shall be construed and enforced as if such provision had not been included.  In addition, if such provision is invalid, illegal or unenforceable due to changes in applicable law, the Company may amend the Plan, without the consent and without providing any advance notice to any Participant, as may be necessary or desirable to comply with changes in the applicable law or financial accounting of deferred compensation plans.

IN WITNESS WHEREOF, this Plan has been adopted by the Company effective as of the Effective Date.

AMNET MORTGAGE, INC.

Dated: August 10, 2004	By: